EXHIBIT 99.1

ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF MANAGEMENT

To the Board of Directors and Shareholders of Itron, Inc.

Management is responsible for the preparation of our consolidated financial statements and related information appearing in this annual report. Management believes that the consolidated financial statements fairly reflect the form and substance of transactions and that the financial statements reasonably present our financial position and results of operations in conformity with accounting principles generally accepted in the United States of America. Management has included in our financial statements amounts based on estimates and judgments that it believes are reasonable under the circumstances.

Management’s explanation and interpretation of our overall operating results and financial position, with the basic financial statements presented, should be read in conjunction with the entire report. The Notes to Consolidated Financial Statements, an integral part of the basic financial statements, provide additional detailed financial information. Our Board of Directors has an Audit and Finance Committee composed of independent Directors. The Committee meets regularly with financial management and Deloitte & Touche LLP to review accounting control, auditing and financial reporting matters.

LeRoy D. Nosbaum	David G. Remington
Chairman and Chief Executive Officer	Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Itron, Inc.

We have audited the accompanying consolidated balance sheets of Itron, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 15 of the Company’s annual report on Form 10-K for the year ended December 31, 2003. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Itron, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

DELOITTE & TOUCHE LLP

Seattle, Washington

March 8, 2004 (August 26, 2004, as to Notes 19, 21 and 22)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001
	(in thousands, except per share data)
Revenues
Sales	$273,783	$241,158	$183,425
Service	43,182	43,684	42,130

Total revenues	316,965	284,842	225,555
Cost of revenues
Sales	135,940	122,189	100,692
Service	37,471	30,384	27,004

Total cost of revenues	173,411	152,573	127,696

Gross profit	143,554	132,269	97,859
Operating expenses
Sales and marketing	36,673	30,603	24,952
Product development	43,017	36,780	30,000
General and administrative	28,944	26,653	16,780
Amortization of intangibles	9,618	2,356	1,486
Restructurings	2,208	3,135	(1,219)
In-process research and development	900	7,200	—
Litigation accrual	500	7,400	—

Total operating expenses	121,860	114,127	71,999

Operating income	21,694	18,142	25,860
Other income (expense)
Equity in affiliates	79	126	(616)
Interest income	159	1,187	1,410
Interest expense	(2,638)	(2,061)	(5,112)
Other income (expense), net	(1,395)	1,465	(176)

Total other income (expense)	(3,795)	717	(4,494)

Income before income taxes	17,899	18,859	21,366
Income tax provision	(7,421)	(10,176)	(7,916)

Net income	$10,478	$8,683	$13,450

Earnings per share
Basic net income per share	$0.51	$0.45	$0.86

Diluted net income per share	$0.48	$0.41	$0.75

Weighted average number of shares outstanding
Basic	20,413	19,262	15,639
Diluted	21,740	21,380	18,834

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2003	2002
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$6,240	$32,564
Accounts receivable, net	70,782	57,571
Inventories	16,037	15,660
Deferred income taxes, net	11,673	5,927
Other	4,557	2,770

Total current assets	109,289	114,492
Property, plant and equipment, net	32,414	30,168
Equipment used in outsourcing, net	10,404	11,589
Intangible assets, net	22,979	18,305
Goodwill	90,385	44,187
Deferred income taxes, net	31,755	24,050
Other	6,263	4,455

Total assets	$303,489	$247,246

LIABILITIES AND SHARE HOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$40,175	$25,526
Wages and benefits payable	10,711	18,259
Accrued litigation	—	7,400
Short-term borrowings	10,000	—
Current portion of debt	38,245	691
Unearned revenue	12,004	11,580

Total current liabilities	111,135	63,456
Project financing debt	4,024	4,762
Warranty and other obligations	11,086	17,427

Total liabilities	126,245	85,645

Commitments and contingencies (Notes 9 and 18)
Shareholders’ equity
Preferred stock, no par value, 10 million shares authorized, no shares issued or outstanding	—	—
Common stock, no par value, 75 million shares authorized, 20,572,382 and 20,192,847 shares issued and outstanding	200,567	195,546
Accumulated other comprehensive loss	(136)	(280)
Accumulated deficit	(23,187)	(33,665)

Total shareholders’ equity	177,244	161,601

Total liabilities and shareholders’ equity	$303,489	$247,246

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Shares	Amount	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings (Deficit)	Total
	(in thousands)
Balances at January 1, 2001	15,329	$109,730	$(1,840)	$(55,798)	$52,092
Net income				13,450	13,450
Currency translation adjustment, net of tax			(114)		(114)
Unrealized gain on investments, net of tax			38		38

Total comprehensive income					13,374
Stock issues (repurchases):
Options exercised	842	7,396			7,396
Stock option income tax benefits		4,419			4,419
Stock repurchased by Company	(85)	(1,908)			(1,908)
Director compensation	16	112			112
Conversion of subordinated debt	8	146			146
Employee stock purchase plan	111	421			421

Balances at December 31, 2001	16,221	$120,316	$(1,916)	$(42,348)	$76,052

Net income				8,683	8,683
Currency translation adjustment, net of tax			1,674		1,674
Reclassification adjustment for gains realized in net income, net of tax			(38)		(38)

Total comprehensive income					10,319
Stock issues (repurchases):
Options exercised	737	7,362			7,362
Stock option income tax benefits		5,066			5,066
Stock repurchased by Company	(808)	(12,555)			(12,555)
Director compensation	6	144			144
Conversion of subordinated debt	3,169	53,108			53,108
Employee stock purchase plan	19	304			304
Acquisition of LineSoft	849	21,801			21,801

Balances at December 31, 2002	20,193	$195,546	$(280)	$(33,665)	$161,601

Net income				10,478	10,478
Currency translation adjustment, net of tax			144		144

Total comprehensive income					10,622
Stock issues (repurchases):
Options exercised	280	2,322			2,322
Stock option and employee stock purchase plan income tax benefits	—	1,156			1,156
Director compensation	9	180			180
Employee stock purchase plan	91	1,384			1,384
Settlement of related party note receivable in partial exchange for common stock	(1)	(21)			(21)

Balances at December 31, 2003	20,572	$200,567	$(136)	$(23,187)	$177,244

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Operating activities
Net income	$10,478	$8,683	$13,450
Noncash charges (credits) to income:
Depreciation and amortization	19,040	10,184	9,900
Deferred income taxes provision	5,315	4,731	3,053
Impairment of investments	2,244	—	—
Stock option and employee stock purchase plan income tax benefits	1,156	5,066	4,419
Acquired in-process research and development	900	7,200	—
Realization of accumulative currency translation losses due to restructuring	—	641	—
Impairment loss	—	401	—
Gain on early extinguishment of debt	—	(200)	—
Gain on sale of building	—	(841)	—
Equity in affiliates	(79)	(127)	616
Other, net	1,050	428	112
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(11,792)	2,615	(2,486)
Inventories	(377)	621	915
Accounts payable and accrued expenses	3,321	4,449	(5,482)
Wages and benefits payable	(10,766)	4,497	2,367
Unearned revenue	(2,482)	(1,428)	4,533
Long-term warranty and other obligations	(7,359)	2,643	1,079
Other, net	(393)	(337)	(139)

Cash provided by operating activities	10,256	49,226	32,337

Investing activities
Proceeds from sales and maturities of investment securities	—	48,979	8,172
Purchase of short-term investments	—	(26,922)	(30,371)
Reclassification of restricted cash	—	5,100	(5,100)
Proceeds from the sale of property, plant and equipment	17	1,901	—
Acquisition of property, plant and equipment	(9,630)	(10,536)	(7,642)
Issuance of notes receivable	(405)	(2,000)	—
Acquisitions, net of cash and cash equivalents	(71,054)	(42,917)	—
Pre-acquisition costs	(3,749)	—	—
Other, net	(358)	3,043	(3,088)

Cash used by investing activities	(85,179)	(23,352)	(38,029)

Financing activities
New borrowings	50,000	—	—
Change in short-term borrowings, net	10,000	(2,527)	—
Payments on debt	(13,184)	(1,581)	(589)
Issuance of common stock	3,706	7,666	7,817
Repurchase of common stock	—	(12,555)	(1,908)
Payments on mortgage note payable	—	(4,853)	(214)
Other, net	(1,923)	(42)	(48)

Cash provided (used) by financing activities	48,599	(13,892)	5,058
Increase (decrease) in cash and cash equivalents	(26,324)	11,982	(634)
Cash and cash equivalents at beginning of period	32,564	20,582	21,216

Cash and cash equivalents at end of period	$6,240	$32,564	$20,582

Non-cash transactions:
Acquisition of RER, contingent purchase price payable	$1,844	—	—
Settlement of note in partial exchange for common stock	21	—	—
Acquisition of LineSoft in partial exchange for common stock	—	$21,801	—
Debt to equity conversion	—	53,313	$146
Conversion of debt issuance costs	—	347	—
Acquisition of eMobile, non-cash consideration	—	2,547	—

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$950	$379	$184
Interest	3,722	2,619	4,335

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of Itron, Inc. (Itron) and our wholly owned subsidiaries. Significant inter-company transactions and balances are eliminated upon consolidation. We consolidate all entities in which we have a greater than 50% ownership interest and over which we have control. We account for entities in which we have a 50% or less investment and exercise significant influence under the equity method of accounting. Entities in which we have less than a 20% investment and do not exercise significant influence are accounted for under the cost method. Any variable interest entity of which we are the primary beneficiary is also considered for consolidation. We are not the primary beneficiary of any variable interest entities.

Cash and Cash Equivalents

We consider all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

Short-term Investments

Our short-term investments are classified as available-for-sale and are recorded at market value. Investment purchases and sales are accounted for on a trade date basis and market value at a period end is based upon quoted market prices for each security. Realized gains and losses are determined on the specific identification method. Unrealized holding gains and losses, net of any tax effect, are recorded as a component of other comprehensive income.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on our historical experience of bad debts and is adjusted for estimated uncollectible amounts.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method. Cost includes raw materials and labor, plus applied direct and indirect costs. Service inventories consist primarily of sub-assemblies and components necessary to support post-sale maintenance. A large portion of our low-volume manufacturing and all of our repair services for our domestic handheld meter reading units are provided by an outside vendor in which we have a 30% equity interest. Consigned inventory at the outside vendor affiliate totaled $538,000 at December 31, 2003 and $1.3 million at December 31, 2002.

Property, Plant and Equipment and Equipment used in Outsourcing

Property, plant and equipment are stated at cost. Depreciation, which includes the depreciation of assets recorded under capital leases, is computed using the straight-line method over the assets’ estimated useful lives of three to seven years, or over the term of the applicable capital lease, if shorter. Project management and installation costs and equipment used in outsourcing contracts are depreciated using the straight-line method over the shorter of the useful life or the term of the contract. Plant is depreciated over 30 years using the straight-line method. We review long-lived assets for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. There were no significant impairments in each of the three years in the period ended December 31, 2003. If there were an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows were less than the carrying amount of the assets, an impairment loss would be recognized to write down the assets to their estimated fair value.

Capitalized Software Development Costs

Financial accounting standards require the capitalization of development costs for software to be marketed or sold after technological feasibility of the software is established. Due to the relatively short period between technological feasibility of a product and the completion of product development and the insignificance of related costs we generally do not capitalize software development costs.

Acquisitions

In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, we utilize the purchase method of accounting for business combinations. Business combinations accounted for under the purchase method include the results of operations of the acquired business from the date of acquisition. Net assets of the company acquired and intangible assets that arise from contractual/legal rights, or are capable of being separated, are recorded at their fair values at the date of acquisition. The balance of the purchase price after fair value allocations represents goodwill. Amounts allocated to in-process research and development (IPR&D) are expensed in the period of acquisition.

Intangible Assets

Effective January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. There was no impairment of goodwill upon adoption of SFAS No. 142. Goodwill is not amortized and is tested for impairment at the reporting unit level, which consists of our business units, annually, as of October 1st, or more frequently if a significant event occurs. Intangible assets with a finite life are amortized based on estimated discounted cash flows over weighted average useful lives. Prior to the adoption of SFAS No. 142, goodwill and intangible assets were amortized using the straight-line method over periods ranging from three to 20 years.

Warranty

We offer standard warranty terms on most product sales of between one and three years and a longer warranty term for certain components of products. An accrual for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience. The short-term warranty accrual is included in accounts payable and accrued expenses. The long-term warranty accrual includes estimated warranty costs for the period beyond one year. Warranty expense was approximately $15.6 million and $5.3 million for the years ended December 31, 2003 and 2002, respectively.

A summary of the warranty accrual account activity is as follows:

	Year Ended December 31,
	2003	2002
	(in thousands)
Beginning balance, January 1	$9,439	$6,327
Standard accrual	7,185	5,262
Adjustments to pre-existing items	8,378	—
Utilization of accrual	(7,527)	(2,150)

Ending balance, December 31	17,475	9,439
Less: current portion of warranty	13,939	4,567

Long-term warranty	$3,536	$4,872

Contingencies

An estimated loss for a contingency is charged to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position or results of operations.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of our assets and liabilities. These deferred taxes are measured using the provisions of currently enacted tax laws. We establish a valuation allowance for the portion of the deferred tax asset we may not be able to utilize.

Foreign Exchange

Our consolidated financial statements are prepared in U.S. dollars. Assets and liabilities of foreign subsidiaries are denominated in foreign currencies and are translated to U.S. dollars at the exchange rates in effect on the balance sheet date. Revenues, costs of revenues and expenses for these subsidiaries are translated using a weighted average rate for the relevant reporting period. Translation adjustments resulting from this process are included in other comprehensive income in shareholders’ equity net of tax, as the transactions are considered to be of a long-term investment nature.

Revenue Recognition

Sales revenues consist of hardware, software license fees, custom software development, field and project management services and engineering, consulting and installation services. Service revenues include post-sale maintenance support and outsourcing services.

Outsourcing services encompass installation, operation and maintenance of meter reading systems to provide meter information to a customer for billing and management purposes. Outsourcing services can be provided for systems we own as well as those owned by our customers.

Revenue arrangements with multiple deliverables, entered into subsequent to June 30, 2003, are divided into separate units of accounting if the delivered item(s) have value to the customer on a standalone basis, there is objective and reliable evidence of fair value of the undelivered item(s) and delivery/performance of the undelivered item(s) is probable. The total arrangement consideration is allocated among the separate units of accounting based on their relative fair values and the applicable revenue recognition criteria is considered for each unit of accounting. For our standard contract arrangements that combine deliverables such as hardware, meter reading system software, installation and maintenance services, each deliverable is generally considered a single unit of accounting. The amount allocable to a delivered item(s) is limited to the amount that we are entitled to bill and collect and is not contingent upon the delivery/performance of additional item(s).

We recognize revenues from hardware at the time of shipment, receipt by customer, or, if applicable, upon completion of customer acceptance provisions. Revenues for software licenses, custom software development, field and project management services, engineering and consulting, installation, outsourcing and maintenance services are recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collectibility is reasonably assured. For software arrangements with multiple elements, revenue recognition is dependent upon the existence of vendor-specific objective evidence (VSOE) of fair value for each of the elements. The availability of VSOE affects the timing of revenue recognition, which can vary from recognizing revenue at the time of delivery of each element, to the percentage of completion method, or ratably over the performance period. If the implementation services are essential to the software arrangement, revenue is recognized using the percentage of completion methodology. Under outsourcing arrangements, revenue is recognized as services are provided. Hardware and software post-contract customer support fees are recognized over the life of the related service contracts.

Unearned revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met. Unbilled receivables are recorded when revenues are recognized upon product shipment or service delivery and invoicing occurs at a later date.

Product Development Expenses

Product development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $1.3 million, $979,000 and $633,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Earnings Per Share

Basic earnings per share (EPS) is calculated using net income divided by the weighted average common shares outstanding during the year. Diluted EPS is similar to Basic EPS except that the weighted average common shares outstanding are increased to include the number of additional common shares that would have been outstanding if dilutive options had been exercised and dilutive convertible subordinated notes had been converted. Diluted EPS assumes that common shares were issued upon the exercise of stock options for which the market price exceeded the exercise price, less shares that could have been repurchased with the related proceeds (treasury stock method). It also assumes that any dilutive convertible subordinated notes outstanding at the beginning of each year were converted, with related interest expense adjusted accordingly (if converted method).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of various factors affecting future costs and operations, actual results could differ from estimates.

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, but disclose the pro forma effects on net income had the fair value of the options been expensed. We elected to continue to apply APB 25 in accounting for our stock-based compensation plans and disclose the pro forma effects of applying the fair value provisions of SFAS No. 123.

Had the compensation cost for our stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS No. 123, our net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Year Ended December 31,
	2003	2002	2001
	(in thousands, except per share data)
Net income
As reported	$10,478	$8,683	$13,450
Deduct: Total fair value of stock-based compensation expense, net of related tax effect	(4,133)	(3,300)	(2,139)

Pro forma net income	$6,345	$5,383	$11,311

Basic earnings per share
As reported	$0.51	$0.45	$0.86
Pro forma	0.31	0.28	0.72
Diluted earnings per share
As reported	$0.48	$0.41	$0.75
Pro forma	0.30	0.26	0.63

The weighted average fair value of options granted was $18.17, $17.45 and $8.05 during 2003, 2002 and 2001, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	2003	2002	2001
Dividend yield	—	—	—
Expected volatility	77.3%	86.7%	84.3%
Risk-free interest rate	2.9%	4.2%	5.4%
Expected life (years)	4.6	5.0	5.0

Reclassifications

Certain amounts in 2002 and 2001 have been reclassified to conform to the 2003 presentation.

New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The provisions of this statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The provisions are to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. We do not have any financial instruments to which this statement would apply.

In May 2003, the FASB ratified the consensus on Emerging Issues Task Force (EITF) 01-08, Determining Whether an Arrangement Contains a Lease, which provides guidance on when an arrangement represents a lease transaction and requires the application of SFAS No. 13, Accounting for Leases. The guidance is effective for arrangements entered into or modified after June 30, 2003. The provisions of this guidance may impact our accounting for future outsourcing contracts. We have not entered into or modified any arrangements subsequent to June 30, 2003 to which this guidance may apply.

Note 2: Short-Term Investments

Short-term investments, which are classified as available-for-sale, consist of United States (U.S.) government and agency paper, money market funds, repurchase agreements, master notes and certificates of deposits. During the year ended December 31, 2002, we liquidated our short-term investments, and realized a gain of $27,000. Cost was determined using the specific identification method in computing the realized gain in 2002. There were no significant realized gains or losses on short-term investments for the years ended December 31, 2003 and 2001. No interest income was earned on short-term investments for the year ended December 31, 2003.

Interest income earned on short-term investments was $486,000 and $658,000 for the years ended December 31, 2002 and 2001, respectively.

Note 3: Earnings Per Share and Capital Structure

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2003	2002	2001
	(in thousands, except per share data)
Basic earnings per share:
Net income available to common shareholders	$10,478	$8,683	$13,450
Weighted average shares outstanding	20,413	19,262	15,639

Basic net income per share	$0.51	$0.45	$0.86

Diluted earnings per share:
Net income available to common shareholders	$10,478	$8,683	$13,450
Interest on convertible debt, net of income taxes	—	171	637

Adjusted net income available to common shareholders, assuming conversion	$10,478	$8,854	$14,087

Weighted average shares outstanding	20,413	19,262	15,639
Effect of dilutive securities:
Employee stock options	1,327	1,690	1,644
Convertible debt	—	428	1,551

Adjusted weighted average shares	21,740	21,380	18,834

Diluted net income per share	$0.48	$0.41	$0.75

We have granted options to purchase shares of our common stock to directors, employees and other key personnel at fair market value on the date of grant.

The dilutive effect of options is calculated using the treasury stock method. Under this method, earnings per share is computed as if the options were exercised at the beginning of the period (or at time of issuance, if later) and as if the funds obtained thereby were used to purchase common stock at the average market price during the period. Weighted average common shares outstanding, assuming dilution, include the incremental shares that would be issued upon the assumed exercise of stock options. At December 31, 2003, 2002 and 2001, we had stock options outstanding of approximately 3.9 million, 3.5 million and 3.4 million at average option exercise prices of $13.22, $11.54 and $9.66, respectively. Approximately 589,000, 157,000 and 594,000 stock options were excluded from the calculation of diluted earnings per share for the years ended December 31, 2003, 2002 and 2001, respectively, because they were anti-dilutive. These options could be dilutive in future periods.

The dilutive effect of our convertible subordinated notes is calculated using the if converted method. Under this method, the after-tax amount of interest expense related to the convertible debt is added back to net income. In 2001 and for a portion of 2002, we had subordinated convertible debt outstanding with conversion prices of $9.65, representing 1.5 million shares, and $23.70, representing an additional 1.6 million shares. During April and May of 2002, we exercised our option to redeem our subordinated convertible debt. All holders of the notes chose to convert their notes into common stock as opposed to redeem them. In both 2001 and 2002 certain portions of the convertible debt shares were excluded from the earnings per share calculation, as they were anti-dilutive.

In November 2002, our Board of Directors authorized the repurchase of up to 1.0 million shares of our common stock. No shares have been repurchased under this repurchase authorization.

In May 1998, our Board of Directors authorized the repurchase of up to 1.0 million shares of our common stock. During the years ended December 31, 2002 and 2001, we repurchased 807,900 shares at an average price of $15.54 and 85,100 shares at an average price of $22.42, respectively, which along with shares purchased in the prior year, completed the repurchase program.

In December 2002, we amended and restated our Articles of Incorporation to authorize ten million shares of preferred common stock with no par value. The amendment brings the total number of authorized common and preferred shares to 85 million. In the event of a liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of the preferred stock at the time outstanding shall be entitled to be paid the preferential amount per share to be determined by the Board of Directors prior to any payment to holders of common stock. Shares of preferred stock may be convertible into common stock based on terms, conditions, rates and subject to such adjustments set by the Board of Directors. There was no preferred stock issued or outstanding at December 31, 2003 and 2002.

Note 4: Certain Balance Sheet Components

	At December 31,
	2003	2002
	(in thousands)
Accounts receivable, net
Trade (net of allowance for doubtful accounts of $695 and $1,291)	$62,770	$47,496
Unbilled revenue	8,012	10,075

Total accounts receivable	$70,782	$57,571

Inventories
Materials	$4,081	$4,304
Work in process	777	804
Finished goods	11,006	10,322

Total manufacturing inventories	15,864	15,430
Service inventories	173	230

Total inventories	$16,037	$15,660

Property, plant and equipment
Machinery and equipment	$30,905	$31,133
Equipment used in outsourcing	16,093	15,987
Computers and purchased software	33,268	34,029
Buildings, furniture and improvements	21,349	20,373
Land	1,735	1,735

Total cost	103,350	103,257
Accumulated depreciation	(60,532)	(61,500)

Property, plant and equipment, net	$42,818	$41,757

Depreciation expense was $9.4 million, $7.8 million and $8.1 million for the years ended December 31, 2003, 2002 and 2001, respectively.

There was no provision to increase the allowance for doubtful accounts in 2003. Provisions to the allowance for doubtful accounts were $839,000 and $2.1 million in 2002 and 2001, respectively. There were no recoveries of previously charged-off accounts in 2003, 2002 or 2001.

Note 5: Business Combinations

Silicon Energy Corp.: On March 4, 2003, we acquired Silicon Energy Corp. (Silicon), a leading provider of enterprise energy management software and services to utilities and large energy users, for consideration equal to $71.1 million in cash, plus other direct transaction costs of approximately $1.3 million, less cash acquired of approximately $1.4 million. Of the consideration, approximately $6.4 million was retained in an indemnification escrow account, which terminates March 2005, to cover certain representations and warranties issued by Silicon. The amount of merger consideration was subject to a working capital adjustment that was finalized within 45 days from closing. No working capital adjustment was required. We acquired Silicon utilizing cash on hand and the proceeds from a $50 million term loan, repayable over three years with equal quarterly principal payments. The annual interest rate on the term loan at closing was approximately 3.8% and will vary according to market rates and our consolidated leverage ratio.

At March 4, 2003, Silicon was in the process of developing new software products that had not yet reached technological feasibility. The fair value of the IPR&D was estimated by an independent valuation using the income approach, which reflects the net present value of the projected cash flows expected to be generated by the products incorporating the in-process technology. The discount rate applicable to the cash flows of the products reflects the stage of completion and other risks inherent in the projects.

The discount rate used in the valuation of IPR&D was 29 percent. The fair value of IPR&D was estimated to be $900,000 with an estimated cost to complete of approximately $1.2 million. The in-process technology was substantially completed in 2003. The IPR&D fair value of $900,000 was expensed in March 2003 and recorded within operating expenses. Other identifiable intangible assets with a total value of $14.3 million are being amortized over the lives of the estimated discounted cash flows assumed in the valuation models. Goodwill will be assessed for impairment on an annual basis, or upon a significant event during a year, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

The following condensed financial information reflects a preliminary allocation of the purchase price based on the estimated fair values of the assets and liabilities. The fair values of the majority of the assets and liabilities have been finalized. However, we continue to assess the allocation of fair value to assets and liabilities acquired and expect to make final adjustments in the quarter ended March 31, 2004.

	Fair Value	Weighted Average Life
	(in thousands)	(in months)
Fair value of net assets assumed	$12,249
In-process research and development	900
Identified intangible assets—amortizable
Core-developed technology	5,900	28
Customer relationships/contracts	4,400	35
Customer backlog	2,600	13
Trademarks and trade names	200	27
Partner relationships	1,200	14
Goodwill	43,605

Net assets acquired	$71,054

LineSoft Corporation: In March 2002, we acquired LineSoft Corporation (LineSoft), a leading provider of engineering design software applications and consulting services for optimizing the construction or rebuilding of utility T&D infrastructure. The purchase price was $43.5 million, distributed as $20.9 million in cash and 848,870 shares of common stock valued at $25.68 per share, plus acquisition expenses of $1.6 million. A working capital adjustment decreased the purchase price by $784,000. The value of the common shares issued was determined based on the average market price of our common shares over a specified period prior to closing. In addition, we are required to pay additional amounts to certain LineSoft shareholders of up to $13.5 million in the event that certain defined revenue targets in 2003 and/or 2004 are exceeded. Any earnout payments will be paid half in cash and half in our common stock. If an earnout is required, the purchase price will be increased by the fair value of the payment. The 2003 revenue target was not exceeded and an earnout was not recorded. We do not expect the 2004 revenue target to be exceeded and therefore, it is unlikely an earnout payment will be required in 2004.

We replaced a pre-existing non-recourse loan in the amount of $2.0 million to the former Chief Executive Officer of LineSoft with a new non-recourse promissory note, secured with our common stock, in the same amount. At December 31, 2002, the loan balance was approximately $473,000 and bore interest at an annual rate of 6.0%. The replacement note matured on May 11, 2003 and to settle the note, the remaining shares that secured the note were transferred to us. The fair value of the shares was less than the outstanding balance on the note resulting in an expense of approximately $170,000 during 2003 to write-off the residual value of the note.

An independent valuation was performed to identify and value the acquired intangible assets. The assets primarily consist of core-developed technology and customer contracts. We are amortizing the acquired intangibles over the lives of the estimated discounted cash flows assumed in the valuation models. In addition to the amortizable intangible assets identified, IPR&D was also identified. A fair value of $7.2 million attributed to IPR&D was determined utilizing the income approach, which discounts expected future cash flows from projects under development to their net present value. Each project was analyzed to determine the technological innovations included, the utilization of core technology, the complexity, cost and time to complete development, any alternative future use or current technological feasibility and the stage of completion. Future cash flows were estimated taking into account the expected life cycles of the product and the underlying technology, relevant market sizes and industry trends. A discount rate was determined based on an assessment of the weighted average cost of capital of LineSoft, a weighted average return on assets, the internal rate of return of the investment in the acquisition of LineSoft and venture capital rates of return. The discount rate used in the valuation of all IPR&D projects was 25 percent. We expensed the IPR&D in 2002 and are amortizing the core-developed technology and customer contracts over weighted average useful lives of 29 and 30 months, respectively. Goodwill will be assessed for impairment on an annual basis, or upon a significant event during a year, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

Regional Economic Research, Inc.: In October 2002, we acquired Regional Economic Research, Inc. (RER), a California based company specializing in energy consulting, analysis and forecasting services and software. The initial purchase price of $14.3 million consisted of $13.9 million paid in cash, plus acquisition expenses of $428,500. We are required to pay additional amounts to certain RER shareholders of up to $4.0 million to the extent that certain defined revenue targets in 2003 and 2004 are exceeded. RER exceeded the defined revenue target established for 2003 and we accrued a liability of $1.8 million for the expected earnout payment. The purchase price was increased by the earnout and recorded as an addition to goodwill. We expect that the 2004 revenue target will be exceeded and that an additional earnout in the range of $1.0 to $2.0 million will be required in 2004. The form of the anticipated earnout is payable in cash and/or our common stock based solely upon our discretion. The 2003 earnout will be paid in cash on or before March 31, 2004.

An independent valuation was performed to identify and value the acquired intangible assets. The assets primarily consist of core-developed technology and software license renewal contracts. The fair values of the acquired intangible assets were determined utilizing the income approach based on projected revenues. We are amortizing the acquired intangibles over the lives of the estimated discounted cash flows assumed in the valuation models. Amortization periods for the core-developed technology and software license renewal contracts are 49 and 45 months, respectively. Goodwill will be assessed for impairment on an annual basis, or upon a significant event during a year, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

eMobile Data Corporation: Also in October 2002, we acquired eMobile Data Corporation (eMobile), a British Columbia, Canada based company that provides wireless, web-based workforce management solutions for the utility industry. The purchase price of $9.4 million consisted of $6.4 million of cash, $2.5 million of non-cash consideration and $487,800 of acquisition expenses. A working capital adjustment decreased the purchase price by $28,500. During the year ended December 31, 2001, we loaned $2.0 million in the form of a convertible note to eMobile which, with accrued and unpaid interest, was considered part of the purchase price in 2002.

An independent valuation was performed to identify and value the acquired intangible assets. The significant asset identified related to core-developed technology. The fair values of the acquired intangible assets were determined utilizing the income approach based on projected revenues. We are amortizing the acquired intangibles over the lives of the estimated discounted cash flows assumed in the valuation models. The amortization period for the core-developed technology is 30 months. Goodwill will be assessed for impairment on an annual basis, or upon a significant event during a year, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

The following is a summary of our 2002 acquisitions, the respective purchase price and the allocation of the purchase price based on the foreign currency exchange rate and estimated fair values at the date of acquisition, and the weighted average useful lives of the identified intangible assets.

	LineSoft	Wtd Ave Life (mos)	RER	Wtd Ave Life (mos)	eMobile	Wtd Ave Life (mos)
	(in thousands)
Fair value of net assets assumed	$5,336		$1,736		$(222)
Intangible assets—amortizable:
Core/developed technology	5,600	29	3,230	49	3,600	30
Customer/software contracts	1,250	30	1,460	45	—	n/a
Other	565	14	120	47	410	28
In-process research and development	7,200	n/a	—	n/a	—	n/a
Goodwill	23,568	n/a	9,642	n/a	5,629	n/a

Total	$43,519		$16,188		$9,417

Goodwill related to the eMobile acquisition was fully deductible for tax purposes, while goodwill related to Silicon, LineSoft and RER is not deductible. Goodwill and intangible assets were allocated to our defined reporting units based on the acquired entities’ percentage of forecasted revenue contributed to each reporting unit. The allocation was as follows:

	Silicon	LineSoft	RER	eMobile
Reporting unit
Electric	60%	96%	85%	68%
Natural Gas	8	3	7	17
Water and Public Power	13	1	8	15
End User Solutions	19	—	—	—

	100%	100%	100%	100%

The following pro forma results for the years ending December 31, 2003 and 2002 are based on the individual historical results of Itron, Inc., Silicon and LineSoft (prior to the acquisitions on March 4, 2003 for Silicon and March 12, 2002 for LineSoft) with adjustments to give effect to the combined operations. The adjustments are related to amortization of acquired identified intangible assets, reduction of depreciation expense resulting from adjustments to the value of acquired fixed assets, elimination of interest expense on Silicon’s debt, which was paid in full upon acquisition, Silicon’s line of credit paid in full and the change in tax provision. The pro forma results are presented solely as unaudited supplemental information and do not necessarily represent what the combined results of operations or financial position would actually have been had the transactions in fact occurred at an earlier date, nor are they representative of results for any future date or period. The acquisitions of RER and eMobile have been excluded from the pro forma results as such amounts are immaterial.

	Pro forma
	2003	2002
	(in thousands, except per share data)
Revenues	$318,687	$304,435
Gross profit	143,238	142,348
Operating expenses	125,405	141,869
Other income (expense)	7,789	(1,199)
Net income (loss)	15,758	(442)
Basic net income per share	$0.77	$(0.02)
Diluted net income per share	$0.72	$(0.02)

Weighted average shares assumed outstanding
Basic	20,413	19,477
Diluted	21,740	21,167

Note 6: Identified Intangible Assets

The gross carrying amount and accumulated amortization of our intangible assets, other than goodwill, as of December 31, 2003 and 2002 were as follows:

	Gross Assets 12/31/03	Accumulated Amortization 12/31/03	Gross Assets 12/31/02	Accumulated Amortization 12/31/02
	(in thousands)
Core-developed technology	$18,330	$(5,553)	$12,437	$(855)
Patents	7,088	(3,952)	7,088	(3,524)
Capitalized software	5,065	(5,065)	5,065	(5,065)
Distribution and production rights	3,935	(2,711)	2,480	(2,347)
Customer contracts	5,650	(1,237)	2,710	(354)
Other	5,101	(3,672)	1,107	(437)

Total identified intangible assets	$45,169	$(22,190)	$30,887	$(12,582)

Amortization expense on identified intangible assets was approximately $9.6 million in 2003, $2.4 million in 2002 and $737,000 in 2001. Estimated amortization expense is as follows:

Years ending December 31,	Estimated Amortization
(in thousands)
2004	$8,108
2005	6,032
2006	3,251
2007	1,893
2008	1,380
Beyond 2008	2,315

Note 7: Goodwill

We completed our initial impairment test of goodwill during the second quarter of 2002, and our annual impairment test in the fourth quarters of 2003 and 2002, and concluded that no impairment adjustment was required. Goodwill increased in 2003 primarily due to the acquisition of Silicon on March 4, 2003 and adjustments to goodwill balances associated with acquisitions made during 2002. In addition, the goodwill balance increased approximately $1.3 million with a corresponding increase in other comprehensive income, due to changes in currency exchange rates from December 31, 2002 to December 31, 2003. Goodwill increased in 2002 due to the acquisitions of LineSoft, RER and eMobile. Adjustments to goodwill represent the earnout payment accrued for RER at December 31, 2003 as well as other purchase accounting adjustments recorded in 2003 related to the 2002 acquisitions of LineSoft, RER and eMobile. The change in goodwill for the years ended December 31, 2003 and 2002 is as follows:

	2003	2002
	(in thousands)
Beginning balance, January 1	$44,187	$6,616
Goodwill acquired	43,605	37,571
Goodwill adjustments	1,268	—
Effect of change in exchange rate	1,325	—

Ending balance, December 31	$90,385	$44,187

The following table reflects adjustments to our consolidated results had the adoption of SFAS No. 142 occurred at the beginning of 2001:

	Pro forma
	2003	2002	2001
	(in thousands, except per share data)
Net income, as reported	$10,478	$8,683	$13,450
Goodwill amortization, net of tax effect	—	—	456

Adjusted net income	$10,478	$8,683	$13,906

Basic net income per share, as reported	$0.51	$0.45	$0.86
Goodwill amortization, net of tax effect	—	—	0.03

Adjusted basic net income per share	$0.51	$0.45	$0.89

Diluted net income per share, as reported	$0.48	$0.41	$0.75
Goodwill amortization, net of tax effect	—	—	0.02

Adjusted diluted net income per share	$0.48	$0.41	$0.77

The following table reflects goodwill allocated to each business unit at December 31, 2003 and 2002:

	Electric	Natural Gas	Water and Public Power	International	End User Solutions	Total
	(in thousands)
Goodwill balance at December 31, 2001	$3,413	$894	$2,309	$—	$—	$6,616
Goodwill acquired	33,744	2,070	1,757	—	—	37,571

Goodwill balance at December 31, 2002	37,157	2,964	4,066	—	—	44,187
Goodwill acquired	26,068	3,659	5,421	—	8,458	43,606
Goodwill adjustments	959	138	170	—	—	1,267
Effect of change in exchange rate	904	226	195	—	—	1,325

Goodwill balance at December 31, 2003	$65,088	$6,987	$9,852	$—	$8,458	$90,385

Note 8: Investments in and Loans to Affiliates

Investments in Affiliates

We have a 30% interest in Servatron, Inc. (Servatron), a company that serves both as a contract manufacturer for our low volume products and as our handheld service repair depot. This investment is accounted for under the equity method of accounting.

During 2001, we invested $500,000 in International Utility Information Systems Corporation (IUISC), an early stage company developing home energy gateway communication technology. The investment was accounted for under the cost method as we did not exercise significant influence over the company. We have not been able to obtain financial statements from the CEO of the company. Given that and other factors, we believe IUISC ceased operations during 2003. Consequently, we wrote-off our 10% ownership interest, resulting in a $500,000 charge to other income (expense) in 2003.

During December 2002, we liquidated our 50% investment in Ensite. Ensite was created as a partnership with another utility, and its purpose was to serve as a marketing vehicle for a defined territory comprised of and surrounding the utility’s service territory. No gain or loss resulted from the liquidation.

Balances and equity in earnings relating to these investments, which are reflected in other assets, are as follows:

	Balances at December 31,		Equity in earnings for the Year Ended December 31,
	2003	2002	2003	2002	2001
	(in thousands)
Servatron	$1,321	$1,242	$79	$97	$85
IUISC	—	500	—	—	—
Ensite	—	—	—	29	157

Loans to Affiliates

We loaned $500,000 to Servatron, in addition to our equity investment, at an interest rate equal to prime plus 700 basis points through January 2003. Servatron paid the balance in full during the year ended December 31, 2002.

In March 2003, we loaned $405,000 to Home EcoSystems, Inc., dba Lanthorn Technologies, Inc. (Lanthorn), which is developing internet-based energy monitoring and management software and services. The form of the loan is a convertible note with a term of four years. In March 2002, we loaned $2.0 million to Lanthorn as a convertible note with a five year term. The loan balances are included within other noncurrent assets. The notes accrue interest at 7% and may be converted at any time into common stock of Lanthorn. If we had converted our notes into equity at December 31, 2003, they would have converted into approximately 22% of Lanthorn’s common stock assuming that all granted stock options and other convertible debt of the firm were exercised or converted. We have also entered into a distribution and licensing agreement with Lanthorn, which gives us non-exclusive distribution and licensing rights. Lanthorn has not yet produced any significant revenue. In December 2003, due to a consideration of the estimated fair market value of Lanthorn as indicated by Lanthorn’s last round of financing, we recorded a $1.9 million impairment to the loans and accrued interest, which consisted of a $176,000 reversal of interest income recognized in the first three quarters of 2003 and a $1.7 million charge to other income (expense), net, for the principal.

During 2001, we invested $850,000 in an early stage company (Metering Services.Com Corporation), which was developing a meter reading service. The company ceased its operations during 2001 and we wrote-off our equity investment of $500,000 and a note receivable of $350,000, resulting in an $850,000 charge to equity in affiliates in 2001.

Note 9: Debt

Term Loan Debt and Revolving Credit Line

On March 4, 2003, we entered into a secured credit facility for $105 million. At December 31, 2003, the secured credit facility was reduced to $92.5 million due to principal payments on the term loan. Collateral that has been granted to the lenders includes equipment, inventory, real property and intellectual property.

The credit facility consists of a $50 million three year term loan to finance a portion of the Silicon acquisition, which had an outstanding balance of $37.5 million at December 31, 2003. The term loan is payable with equal quarterly principal payments. Remaining principal payments under the term loan are $16,667,000 in 2004 and 2005 and $4,166,000 in 2006. The annual interest rate on the term loan will vary according to market rates and our consolidated leverage ratio. The weighted average interest rate during 2003 was approximately 3.5%. Our requirement to enter into an interest rate agreement to substantially fix or limit the interest rate on at least 50% of the term loan principal for a minimum of two years has been waived to March 31, 2004. Interest expense related to the term loan in 2003 was approximately $1.4 million.

In addition to the term loan, the credit facility provides a $55 million revolving credit line with a three year term, which was available for general use at December 31, 2003. Borrowings of $10.0 million were outstanding on the revolving credit line at December 31, 2003. Interest expense related to the revolving credit line in 2003 was approximately $16,000 based on a weighted average interest rate during 2003 of approximately 3.9%.

At December 31, 2003, $15.0 million of the revolving credit line was utilized by outstanding standby letters of credit resulting in $30 million available for additional borrowing. We incur an annual commitment fee on the unused portion of the available revolving credit line, which varies according to our consolidated leverage ratio. The annual commitment fee at closing was 0.375%. We incur annual letter of credit fees based on (a) a fronting fee of 0.125% and (b) a letter of credit fee based on our consolidated leverage ratio for outstanding letters of credit. The letter of credit fee at closing was 2.625%. The annual commitment and letter of credit fees are paid on a quarterly basis. In 2003, annual commitment and letter of credit fee expenses were approximately $701,000. Approximately $1.9 million in upfront fees for the credit facility were paid at closing. The upfront fees are being amortized over the life of the credit facility using the effective interest rate method.

The credit facility contains financial covenants, which require us to maintain certain liquidity and coverage ratios on a quarterly basis. At December 31, 2003, our fixed charge coverage ratio was below the minimum required according to a covenant in our loan agreement. In early February 2004, we received a waiver of compliance with the covenant from our lenders.

In connection with our acquisition of SEM, we intend to replace our current credit facility with $365 million of new debt for a net increase in our debt facilities of approximately $272.5 million. On December 17, 2003, on a documentary or “paper” basis we closed a new $240 million senior secured credit facility comprised of a replacement $55 million revolving credit line and a $185 million seven year term loan. The new facility does not permit borrowing until certain conditions are satisfied, including closing the acquisition of SEM. Without the satisfaction of the remaining conditions the new credit facility expires the later of March 31, 2004, or the deadline date of the SEM acquisition agreement, but no later than May 15, 2004. The annual interest rates under the new facility will vary depending on market rates, with initial interest rates of LIBOR plus 2.75% for the revolving line of credit and LIBOR plus 2.25% for the term loan.

If we are unable to complete the final or financial closing of the new credit facility by March 31, 2004, or thereafter, in respect of our existing credit facility, we anticipate we will be below the minimum required fixed charge coverage ratio covenant referred to above for the first three quarters of 2004 and a debt leverage ratio covenant for the quarter ended March 31, 2004, due in part to a four quarter rolling calculation of a component of our covenant requirements. Consequently, the $20.8 million long-term portion of our term loan has been classified as a current liability at December 31, 2003.

With the signing of our current credit facility in March 2003, our former $35 million credit line was terminated. At December 31, 2002, the maximum amount we could borrow under the former credit line was $20 million due to outstanding standby letters of credit of $15.0 million. The former credit line was secured by accounts receivable, inventory and general intangibles, excluding intellectual property. We paid an origination fee of 0.125% for the line of credit and paid an annual commitment fee of 0.125% on the unused portion of the available line of credit. We paid an issuance fee of 0.9% per annum for outstanding letters of credit. No borrowings were outstanding at December 31, 2002.

Project Financing

In conjunction with project financing for one of our outsourcing contracts, we entered into a note secured by the assets of the project. Principal payments due under the note are $739,000 in 2004, $797,000 in 2005, $860,000 in 2006, $927,000 in 2007, $1.0 million in 2008 and $440,000 million thereafter.

	At December 31,
	2003	2002
	(in thousands)
Secured note payable with principal and interest payments of 7.6% until maturity on May 31, 2009	$4,763	$5,447

Mortgage Note Payable

In January 2002, we paid in full a secured mortgage note payable to a shareholder at a discounted amount of $4.9 million, resulting in a gain of $200,000, which is included in other income (expense) in 2002. The note was incurred in conjunction with the purchase of our headquarters and related manufacturing space in Spokane, Washington, required principal and interest payments of 9% and was scheduled to mature in August 2015.

Convertible Subordinated Debt

We completed a $63.4 million convertible subordinated note offering in March and April of 1997. Interest of 6.75% on the notes was payable semi-annually on March 31 and September 30 of each year until maturity on March 31, 2004. In February 1999, we exchanged $22 million principal amount of original notes for $15.8 million principal amount of exchange notes. The exchange notes had the same maturity date, interest payment dates and rate of interest as the original notes. Both the original notes and the exchange notes had no sinking fund requirements and were redeemable, in whole or in part, at our option at any time on or after April 4, 2000, (for the original notes) or March 12, 2002 (for the exchange notes). The notes were convertible, in whole or in part, at the option of the holder at any time prior to maturity at a price of $23.70 per common share for the original notes and $9.65 per common share for the exchange notes. In 2000, we repurchased $3.8 million of notes from a holder for $2.1 million. During 2001, $146,000 of notes were converted to common stock by individual holders. During 2002, the remaining $53.3 million of convertible notes, along with accrued interest of $142,000, were converted into common stock by individual holders, less unamortized debt issuance costs of $347,000.

Note 10: Fair Values of Financial Instruments

The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. The values provided are representative of fair values only as of December 31, 2003 and 2002, and do not reflect subsequent changes in the economy, interest and tax rates and other variables that may affect determination of fair value. The following methods and assumptions were used in estimating fair values.

Cash and cash equivalents: Due to the liquid nature of these instruments, the carrying value approximates fair value.

Accounts receivable: The fair value approximates book value as we expect receipt in the near term.

Short-term borrowings: The carrying value approximates fair value as the interest rate varies according to market rates.

Term loan debt: The carrying value approximates fair value as the interest rates are periodically adjusted to market rates by our lenders.

Project financing debt: The fair value is estimated based on an internally generated fair value model, using estimated spreads above quoted treasury rates for similar issues.

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents	$6,240	$6,240	$32,564	$32,564
Accounts receivable, net	70,782	70,782	57,571	57,571
Short-term borrowings	10,000	10,000	—	—
Term loan debt	37,500	37,500	—	—
Project financing debt	4,763	4,860	5,447	5,647

Note 11: Restructurings

During the first quarter of 2003, we initiated a restructuring of our Energy Information Systems (EIS) group located in Raleigh, North Carolina, which included a workforce reduction of approximately 40 employees and recognized a charge of approximately $2.0 million related to severance during 2003. As of March 31, 2003, substantially all of the 40 employees were terminated and severance payments were made. The restructuring was complete in 2003.

In the fourth quarter of 2002, we announced plans to restructure our European operations and recorded a charge of approximately $3.1 million. The charge included approximately $866,000 related to lease terminations, $1.3 million related to employee severance liabilities, $347,000 related to inventory and fixed asset write-downs and $641,000 related to the reclassification of cumulative translation adjustments. An additional restructuring charge of approximately $216,000 was recorded during 2003 to write-down additional fixed assets, and approximately $43,000 was recorded during 2003 for additional lease termination charges. The restructuring involved a reduction in workforce of approximately 30 employees in Vienne, France. At December 31, 2003, substantially all of the employees were terminated and substantially all benefits were paid or charged against the accrual.

Accrued liabilities associated with Company-wide restructuring efforts were approximately $153,000 and $2.4 million at December 31, 2003 and 2002, respectively and consisted of the following:

	Severance and Related Costs	Lease Termination and Related Costs
	(in thousands)
Accrual balance at December 31, 2001	$131	$447
Addition/adjustments to accruals	1,263	866
Cash payments	(131)	(136)

Accrual balance at December 31, 2002	$1,263	$1,177
Addition/adjustments to accruals	1,961	247
Cash payments	(3,196)	(1,299)

Accrual balance at December 31, 2003	$28	$125

The liability for lease terminations is recorded within accrued expenses and the liability for employee severance is recorded within wages and benefits payable. Lease termination and related costs are dependent on our continued ability to sublease vacant space under a non-cancelable operating lease through 2006.

Note 12: Development Agreements

We received funding to develop certain products under joint development agreements with several companies. We retain the intellectual property rights to the products that are developed. Funding received under these agreements is credited against product development expenses. One agreement required us to pay royalties on sales of products incorporating certain AMR technologies. The royalty agreement expired in June 2003. Funding received and royalty expense under these arrangements was as follows:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Funding received	$287	$563	$391
Royalties paid	$355	$786	$605

Note 13: Warranty and Maintenance Agreement

In March 2000, we sold our network-based automated meter reading (AMR) system in Pittsburgh, Pennsylvania, that we used to provide Duquesne Light Company (Duquesne) with meter information for billing and other purposes, to an affiliate of Duquesne for $33 million. Negotiations commenced in 1999, and in anticipation of the sale, we recorded a $49.8 million loss on the sale in 1999.

In March 2000, we entered into a warranty and maintenance agreement with the purchasing Duquesne affiliate, pursuant to which we provide certain maintenance and support services for the system through December 31, 2013. The warranty and maintenance agreement provided for the receipt of approximately $10 million ratably over the term of those services and we expected to incur approximately $24.3 million in expenses. As such, we recorded a forward loss of $14.3 million in the fourth quarter of 1999 related to this agreement. In connection with our performance responsibilities, we provided a $5 million standby letter of credit.

Effective May 1, 2003, we amended the warranty and maintenance agreement. We will continue to provide certain maintenance and support services for the system through December 31, 2013, however, the scope and nature of the services to be provided were reduced. We paid $4.0 million to Duquesne in consideration for the reduced scope of services, which did not impact earnings in 2003 as it was charged to our forward loss accrual. In addition, the $5.0 million standby letter of credit required under the original agreement was reduced to $4.0 million under the terms of the amended agreement. The amended warranty and maintenance agreement provides for the receipt of approximately $7.3 million over the term of the agreement and we expect to incur $13.2 million in expenses to service the amended contract. In 2003, as a result of the amended agreement, we reduced the associated forward loss accrual by approximately $848,000, which is reflected in service cost of sales. The forward loss accrual balance at December 31, 2003 was $5.9 million.

Note 14: Income Taxes

A reconciliation of income taxes at the U.S. federal statutory rate of 35% to the consolidated effective tax for continuing operations is as follows:

The domestic and foreign components of income before taxes were:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Domestic	$19,741	$22,195	$21,590
Foreign	(1,842)	(3,336)	(224)

Income before income taxes	$17,899	$18,859	$21,366

Expected federal income tax provision	$6,264	$6,600	$7,478
Change in valuation allowance	6,419	1,201	(1,222)
State income taxes	700	1,172	231
Goodwill amortization	—	—	317
Tax credits	288	17	276
Foreign operations	(1,322)	(2,301)	861
Write-off of foreign subsidiary	(5,119)	—	—
Meals and entertainment	260	164	102
Nondeductible charges for purchased research and development	350	2,808	—
Export sales benefit	(272)	—	—
Other, net	(147)	515	(127)

Total provision for income taxes	$7,421	$10,176	$7,916

The provision for income taxes consisted of the following:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Current:
Federal	$312	$—	$4,589
State and local	625	108	264
Foreign	143	208	9

Total current	1,080	316	4,862
Deferred:
Federal	2,282	10,103	3,130
State and local	(251)	1,064	(39)
Foreign	(2,109)	(2,508)	1,185

Total deferred	(78)	8,659	4,276
Change in valuation allowance	6,419	1,201	(1,222)

Total provision for income taxes	$7,421	$10,176	$7,916

Net deferred income tax assets consisted of the following:

	At December 31,
	2003	2002
	(in thousands)
Deferred tax assets
Loss carryforwards	$46,503	$23,168
Tax credits	8,525	6,620
Accrued expenses	12,020	8,818
Inventory valuation	331	2,162
Long-term contracts	—	570
Other, net	467	—

Total deferred tax assets	67,846	41,338
Deferred tax liabilities
Depreciation and amortization	(7,705)	(2,825)
Other, net	—	(1,800)

Total deferred tax liabilities	(7,705)	(4,625)
Valuation allowance	(16,713)	(6,736)

Net deferred tax assets	$43,428	$29,977

At December 31, 2003, we had unused federal research and development tax credits of $5.7 million, including $1.1 million from the Silicon acquisition, which expire during the tax years 2004 – 2023 if not utilized. We have state research and development tax credits of $819,000, including $596,000 from the Silicon acquisition, available to offset future state tax liabilities indefinitely.

We also have $2.0 million of alternative minimum tax credits that are available to offset future federal tax liabilities indefinitely.

Federal loss carryforwards of $102.4 million expire during the tax years 2019 – 2023, including $59.0 million from the Silicon acquisition.

Valuation allowances of $16.7 million, $6.7 million and $5.5 million in 2003, 2002 and 2001, respectively, were provided for carryforwards attributable to various items for which we may not receive future benefits. During the current year we added approximately $1.8 million of valuation allowance from the Silicon acquisition and approximately $5.1 million from the write-off of a foreign subsidiary.

The tax benefit associated with equity compensation disqualifying dispositions was $1.2 million and $5.1 million in 2003 and 2002, respectively.

We assigned approximately $18.1 million of net deferred tax assets as a result of the Silicon acquisition.

Note 15: Shareholder Rights Plan

On November 4, 2002, the Board of Directors authorized the implementation of a Shareholder Rights Plan and declared a dividend of one preferred share purchase right (a Right) for each outstanding share of common stock, without par value. The Rights will separate from the common stock and become exercisable following the earlier of (i) the close of business on the tenth business day after a public announcement that a person or group (including any affiliate or associate of such person or group) has acquired beneficial ownership of 15% or more of the outstanding common shares and (ii) the close of business on such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding common shares, which could result in the offeror becoming the beneficial owner of 15% or more of the outstanding common shares (the earlier of such dates being the distribution date). After the distribution date, each Right will entitle the holder to purchase, for $160.00, one one-hundredth (1/100) of a share of Series R Cumulative Participating Preferred Stock of the Company (a Preferred Share) with economic terms similar to that of one common share.

In the event a person or group becomes an acquiring person, the Rights will entitle each holder of a Right to purchase, for the purchase price, that number of common shares equivalent to the number of common shares, which at the time of the transaction would have a market value of twice the purchase price. Any Rights that are at any time beneficially owned by an acquiring person will be null and void and nontransferable and any holder of any such Right will be unable to exercise or transfer any such Right. If, at any time after any person or group becomes an acquiring person, we are acquired in a merger or other business combination with another entity, or if

50% or more of its assets or assets accounting for 50% or more of its net income or revenues are transferred, each Right will entitle its holder to purchase, for the purchase price, that number of shares of common stock of the person or group engaging in the transaction having a then current market value of twice the purchase price. At any time after any person or group becomes an acquiring person, but before a person or group becomes the beneficial owner of more than 50% of the common shares, the Board of Directors may elect to exchange each Right for consideration per Right consisting of one-half of the number of common shares that would be issuable at such time on the exercise of one Right and without payment of the purchase price. At any time prior to any person or group becoming an acquiring person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment as provided in the Rights Agreement. The Rights are not exercisable until the distribution date and will expire on December 11, 2012, unless earlier redeemed or exchanged by us.

The terms of the Rights and the Rights Agreement may be amended without the approval of any holder of the Rights, at any time prior to the distribution date. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or receive dividends. In order to preserve the actual or potential economic value of the Rights, the number of Preferred Shares or other securities issuable upon exercise of the Right, the purchase price, the redemption price and the number of Rights associated with each outstanding common share are all subject to adjustment by the Board of Directors pursuant to certain customary antidilution provisions. The Rights distribution should not be taxable for federal income tax purposes. Following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

Note 16: Employee Benefit Plans

Employee Savings Plan

We have an employee incentive savings plan in which substantially all employees are eligible to participate. Employees may contribute, on a tax-deferred basis, up to 22% of their salary. We provide a 50% match on the first 6% of the employee salary deferral, subject to statutory limitations. The expense for our matching contribution was $1.8 million in 2003, $1.4 million in 2002 and $1.1 million in 2001.

Stock Option Plans

At December 31, 2003, we had three stock-based compensation plans in effect, only one of which we are currently granting options under. We apply APB 25 and related interpretations in accounting for our plans. The following table summarizes information about stock options outstanding at December 31, 2003 (including the weighted average remaining contractual life and the weighted average exercise price):

	Outstanding Options			Exercisable Options
Range of Exercise Prices	Shares (in 000’s)	Remaining Life (years)	Weighted Average Price	Shares (in 000’s)	Weighted Average Price
$ 4.00 – $ 6.75	567	5.39	$5.70	495	$5.56
$ 7.00 – $ 8.66	1,196	6.75	7.55	681	7.79
$13.00 – $20.00	1,189	7.20	15.42	539	16.15
$20.01 – $27.52	909	8.17	21.66	383	23.28
$30.32 – $32.35	16	8.10	31.67	6	31.94
$58.75	10	2.33	58.75	10	58.75

	3,887	7.02	$13.22	2,114	$12.52

Under our three stock option plans, we have granted options to purchase shares of common stock to employees and non-employee directors at prices no less than the fair market value on the date of grant. Because all stock options were issued at fair value, no compensation cost has been recognized. Those options terminate ten years from the date granted. For grants to employees, and non-employee directors, the options become fully exercisable within three or four years from the date of grant. In addition, the plan provides for the granting of stock to non-employee directors. The price range of options exercised was $4.00 to $17.75 in 2003, $4.00 to $24.50 in 2002 and $0.86 to $24.50 in 2001. At December 31, 2003, there were 4.1 million shares of authorized but unissued common stock under the plans, of which options for the purchase of 192,619 shares were available for future grants. Share amounts and weighted average exercise prices are as follows:

	Year Ended December 31,
	2003		2002		2001
	Shares (in 000’s)	Price	Shares (in 000’s)	Price	Shares (in 000’s)	Price
Outstanding at beginning of year	3,474	$11.54	3,402	$9.66	3,180	$9.97
Granted	844	18.17	849	17.45	1,117	8.05
Exercised	(280)	17.98	(737)	9.92	(842)	8.74
Cancelled	(151)	11.21	(40)	8.38	(53)	8.29

Outstanding at end of year	3,887	13.22	3,474	11.54	3,402	9.66

Options exercisable at year end	2,114	$12.52	1,457	$11.25	1,608	$11.60

Employee Stock Purchase Plan

Under our Employee Stock Purchase Plan, we are authorized to issue shares of common stock to our eligible employees who have completed three months of service, work more than 20 hours each week and are employed more than five months in any calendar year. Employees who own 5% or more of our common stock are not eligible to participate in the Plan. Under the terms of the Plan, eligible employees can choose payroll deductions each year of up to 10% of their regular cash compensation. Such deductions are applied toward the discounted purchase price of our common stock. The purchase price of the common stock is 85% of the fair market value of the stock as defined in the Plan. Under the Plan we sold 91,223, 19,347 and 111,459 shares to employees in 2003, 2002 and 2001, respectively.

Note 17: Other Related Party Transactions

During 2003, an officer of one of our customers held a position on our Board of Directors. Revenues from this customer were $372,000 in 2003. Accounts receivable from this customer were approximately $26,000 at December 31, 2003. During 2001 and 2002, three customers were also shareholders of the Company and had officers who held positions on our Board of Directors. In addition, one of those customers had a greater than 10% ownership in 2000. Revenues from these customers were $4.4 million in 2002 and $4.0 million in 2001. Accounts receivable from these customers were approximately $34,000 at December 31, 2003 and 2002. Interest expense related to the mortgage note payable to one of these customers was approximately $49,000 in 2002 and $464,000 in 2001. In January 2002, we paid $4.9 million, which represents a $200,000 discount, to this shareholder to fully satisfy our mortgage note.

We have a 30% interest in an affiliate that serves both as a contract manufacturer for some of our low volume products and as our handheld service repair depot. Purchases of low volume products and repair services from the affiliate were $13.6 million in 2003, $13.4 million in 2002 and $14.8 million in 2001. We sublease a portion of our Spokane facility to this affiliate. The lease agreement commenced in May 2000 and terminated in May 2003. In November 2002, the affiliate notified us of its intent to exercise the renewal option for one year. The base monthly lease payments of $14,430 are based on current market rates. The affiliate pays us for its share of operating cost of the subleased premises. The costs payable by the affiliate to us are based on the square footage of the leased premises. Accounts receivable from the affiliate were approximately $54,000 and $144,000 at December 31, 2003 and 2002, respectively. Additionally, we guarantee lease payments for certain equipment leased by the affiliate. The maximum future lease obligation of the guarantee at December 31, 2003 was $439,000.

We lease two facilities from former owners of RER, who are now current employees. The monthly lease expense is approximately $31,000. The lease agreements terminated in December 2003 and January 2004, respectively. The leases are currently month to month pending lease renewal negotiations.

Note 18: Commitments and Contingencies

Commitments

We have noncancelable capital leases for computer equipment and software, and operating leases for computers, office, production and storage space expiring at various dates through December 2009. Rent expense under our operating leases was $8.0 million in 2003, $5.7 million in 2002 and $3.2 million in 2001. Receipts under our noncancelable subleases were $368,000 in 2003, $391,000 in 2002 and $353,000 in 2001. Assets under capital leases are included in the consolidated balance sheets as follows:

	At December 31,
	2003	2002
	(in thousands)
Computers and software	$150	$145
Accumulated depreciation	(144)	(122)

Net capital leases	$6	$23

Future minimum payments and sublease revenues at December 31, 2003, under the aforementioned leases and other noncancelable operating leases and subleases with initial or remaining terms in excess of one year are as follows:

	Minimum Payments	Sublease Revenues	Payments, Net
	(in thousands)
2004	$4,970	$303	$4,667
2005	3,179	217	2,962
2006	1,731	184	1,547
2007	1,437	—	1,437
2008	587	—	587
Thereafter	211	—	211

Total minimum lease payments	$12,115	$704	$11,411

During 2002, we entered into an exclusive distribution agreement with a company. The agreement required us to purchase a minimum of 2,500 units over a three year period. We completed the minimum purchase requirement during 2003.

Guarantees and Indemnifications

Under FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, we record a liability for certain types of guarantees and indemnifications for agreements entered into or amended subsequent to December 31, 2002. No liabilities were required for the agreements entered into during the year ended December 31, 2003.

We maintain bid and performance bonds for certain customers. Bonds in force were $41.7 million and $40.3 million at December 31, 2003 and 2002, respectively. Bid bonds guarantee that we will enter into a contract consistent with the terms of the bid. Performance bonds provide a guarantee to the customer for future performance, which usually covers the installation phase of a contract and may on occasion cover the operations and maintenance phase of outsourcing contracts.

During 2003, we received a cancellation notice from a bonding company on a $25.0 million performance bond, based on policy changes at the bonding company, which cancellation became effective in February 2004. We have negotiated a reduction in performance collateral, in the form of a bond, a letter of credit and/or escrowed cash totaling $17 million to $20 million, depending on the form. In January 2004, we replaced the bond with an $18 million letter of credit.

We also have standby letters of credit to guarantee our performance under certain contracts. The outstanding amounts of standby letters of credit were $15.0 million at December 31, 2003 and 2002. In March 2003, we issued a standby letter of credit in the amount of approximately $1.0 million to a third party landlord to guarantee a subsidiary’s lease payments on a facility. The standby letter of credit renews on an annual basis during the term of the lease, which expires in 2005. If we fail to make a scheduled lease payment, the landlord could draw up to the maximum amount specified on the standby letter of credit. In May 2003, we reduced a standby letter of credit from $5.0 million to $4.0 million as a result of an amendment to a long-term warranty and maintenance agreement with a customer (see Note 13).

We guarantee lease payments for certain equipment leased by an affiliated company. The maximum future lease obligation of the guarantee at December 31, 2003 was approximately $439,000. The lease and our guarantee terminate in 2006. In the event the affiliate is unable to pay a monthly lease obligation, we would be required to make the payment. If we do not make the payment, the equipment would be returned to the lessor. In the event that the equipment is not in working condition, we would be obligated to pay for the equipment to be returned to working condition.

We generally provide an indemnification related to the infringement of any patent, copyright, trademark or other intellectual property right on software or equipment within our sales contracts, which indemnifies the customer from and pays the resulting costs, damages and attorney fees awarded against a customer with respect to such a claim provided that (a) the customer promptly notifies us in writing of the claim and (b) we have the sole control of the defense and all related settlement negotiations. The terms of the indemnification normally do not limit the maximum potential future payments. We also provide an indemnification for third party claims resulting from damages caused by the negligence or willful misconduct of our employees/agents in connection with the performance of certain contracts. The terms of the indemnification generally do not limit the maximum potential payments.

Legal Matters

On October 14, 2003, we settled all issues in a patent infringement litigation for $7.9 million. The settlement includes payment for all royalties, attorneys’ fees and other items, including the assigned ownership of the patent to us. We accrued $7.4 million in 2002 and expensed $500,000 in 2003 related to this matter.

We are a party to various other lawsuits and claims, both as plaintiff and defendant, and have contingent liabilities arising from the conduct of business, none of which, in our opinion, are expected to have a material effect on our financial position or results of operations. None of the various other lawsuits or claims required the recognition of a liability as of December 31, 2003, as negative outcomes are not considered probable.

Note 19: Segment Information

In January 2004, we began to implement an organizational change that resulted in a change in our segment reporting from five market facing business units (Electric, Natural Gas, Water & Public Power, International and End User Solutions) to two operating groups (Hardware Solutions and Software Solutions). The segment information as set forth below, for the years ended December 31, 2003, 2002 and 2001, is based on the new segment reporting structure as of June 30, 2004. Historical segment amounts have been restated.

Management has two primary measures for each of the operating groups: revenues and gross profit (margin). Revenues for each operating group are according to product lines. There are no inter-operating group revenues. Within each operating group, costs of sales include materials, direct labor, and an overhead allocation, as well as variances from standard costs. Service related cost of sales are based on actual time and materials incurred, warranty expense and an allocation of miscellaneous service related costs. Operating expenses directly associated with each operating group may include sales, marketing, product development or administrative expenses.

Corporate operating expenses, interest revenue, interest expense, equity in the income (loss) of investees accounted for by the equity method, amortization expense and income tax expense are not allocated to the operating groups, nor included in the measure of segment profit or loss. Assets and liabilities are not allocated to the operating groups. Approximately 50% of depreciation expense is allocated to the operating groups.

Operating Segment Products

Operating Segment	Major Products
Hardware Solutions:	Residential and commercial automatic meter reading (AMR) modules, mobile and network AMR reading technologies, SmartSynch meter systems, handheld computers for meter data collection or mobile workforce applications, residential meter data collection software, mobile workforce solutions software and related installation and implementation services.

Software Solutions:	Commercial and industrial meter data collection software, transmission and distribution systems design and optimization software, energy management and asset optimization software, and related implementation, forecasting and consulting services.

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Revenues
Hardware Solutions	$281,346	$262,736	$209,867
Software Solutions	35,619	22,106	15,688

Total Company	$316,965	$284,842	$225,555

Gross profit
Hardware Solutions	$133,027	$125,770	$90,590
Software Solutions	10,527	6,499	7,269

Total Company	$143,554	$132,269	$97,859

Operating income (loss)
Hardware Solutions	$99,538	$96,540	$64,109
Software Solutions	(14,702)	(17,690)	378
Corporate unallocated	(63,142)	(60,708)	(38,627)

Total Company	21,694	18,142	25,860
Total other income (expense)	(3,795)	717	(4,494)

Income before income taxes	$17,899	$18,859	$21,366

We did not have any customers that accounted for more than 10% of our revenues in 2003. One group of customers, which included both Hardware Solutions and Software Solutions revenues, accounted for approximately 12% and 15% of total Company revenues in 2002 and 2001, respectively.

Note 20: Pending Acquisition

On July 16, 2003, we entered into an agreement to acquire Schlumberger Electricity Metering (SEM) for $255 million, subject to a post-closing working capital adjustment. SEM is a leading manufacturer of electricity meters in the U.S. and Canada. By adding electricity meters to our existing portfolio of meter data collection technologies and software and consulting solutions we will be able to offer customers a highly integrated suite of products for measuring, gathering, delivering, analyzing and applying electricity usage data. We expect to finance the acquisition through the issuance of approximately $365 million in debt. We intend to use a portion of the financing to replace our existing credit line and pay off the outstanding balance of our existing term loan (see Note 9).

On July 28, 2003, we filed notification with the Federal Trade Commission (FTC) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) regarding our intent to acquire SEM. On August 28, 2003 we and SEM received a second request for information from the FTC regarding our filing. We are currently in substantial compliance with all FTC information requests. As an accommodation to concerns raised by the FTC regarding competition, we are completing negotiations of an agreement with a competing AMR vendor to license to them some of our electric meter module and certain other related technology. The license with the AMR vendor is contingent on closing the acquisition of SEM. We anticipate receiving HSR clearance and closing the acquisition early in the second quarter of 2004.

Note 21: Subsequent Events

As previously indicated in Note 19, in 2004 we began to implement a change in our organizational structure as we moved from profit and loss responsibility and reporting along business unit or market lines to two primary operations groups: hardware and software. In the process of developing the new structure, and in light of lower expectations for first quarter revenues, we took some corrective actions to reduce expenses and eliminate certain unprofitable activities. Those actions resulted in a reduction of approximately 70 employees, or 5%, of our workforce and will result in a restructuring charge of approximately $2.5 million in the first quarter of 2004.

The segment information presented in this Form 10-K has been restated based on this new organizational structure.

In addition, on May 10, 2004, we completed a private placement of $125 million aggregate principal amount of 7.75% Senior Subordinated Notes, discounted to a price of 99.265 to yield 7.875%, due in 2012. The discount on the Notes will be accreted and the debt issuance costs will be amortized over the life of the credit facility. We placed the Notes in advance of the closing of the SEM acquisition in order to lock-in a favorable interest rate. Fixed annual interest is payable every six months, commencing in November 2004. The Notes are subordinated to our new $240 million senior secured credit facility and are guaranteed by all of our operating subsidiaries (except for our foreign subsidiaries and an outsourcing project subsidiary), all of which are wholly owned. The Notes contain covenants, which place restrictions on the incurrence of debt, the payment of dividends, certain investments and mergers. Some or all of the Notes may be redeemed at our option at any time on or after May 15, 2008, at certain specified prices. At any time prior to May 15, 2007, we may, at our option, redeem up to 35% of the Notes with the proceeds of certain sales of our common stock.

On July 1, 2004, we completed the acquisition of SEM. The SEM acquisition includes Schlumberger Ltd.’s (Schlumberger) electricity meter manufacturing and sales operations in the United States and the electricity meter operations of certain foreign affiliates of Schlumberger in Canada, Mexico, Taiwan and France. The purchase price for SEM was $248 million and is subject to post closing working capital adjustments. Itron used proceeds from the $240 million senior secured credit facility and $125 million in Senior Subordinated Notes to finance the acquisition, pay related fees and expenses, and repay approximately $50.2 million of outstanding Itron debt under an existing credit facility. Schlumberger has agreed to indemnify Itron for certain tax, environmental, litigation and other possible obligations over various time frames following the acquisition date.

In order to obtain FTC clearance for the SEM acquisition, we were required by the FTC to license certain of our existing electric meter module and other AMR technology to a competing third party. As such, we entered into a licensing agreement with Hunt Technologies (Hunt) in Pequot Lakes, Minnesota, which became effective July 1, 2004, upon closing of the SEM acquisition. The license agreement includes our existing electric encoder receiver transmitter, or ERT technology, for use in electric meters only in the United States, Canada and Mexico. In addition, we will license the required software application programming interfaces and protocols in order to enable Hunt to develop reading technology in the form of handheld or mobile collection units. The license with Hunt is perpetual and requires the payment of a flat fee to Itron in four installments starting July 1, 2004 and ending June 30, 2007. The amount of the license fee is not material to Itron’s overall financial results.

In July 2004, we made further adjustments to our organizational structure moving various parts of our organization from the Hardware Solutions segment to the Software Solutions segment. In addition, based on our evaluation of current market conditions for the transmission and substation markets, including market size, pace of industry investment in new technology and other factors, we made the decision to no longer invest in product development or sales in these areas. We will continue to support our existing transmission and substation customers and will continue to concentrate on new business opportunities in distribution - both in design and asset optimization. In connection with these changes, we had a headcount reduction of approximately 40 people and expect a restructuring charge in the third quarter of 2004 of approximately $2 million.

Note 22: Consolidating Financial Information

On May 10, 2004 we issued $125 million Senior Subordinated Notes, which are guaranteed by all of our operating subsidiaries (except for our foreign subsidiaries and an outsourcing project subsidiary), all of which are wholly-owned. The guarantees are joint and several, full, complete and unconditional. There are currently no restrictions on the ability of the subsidiary guarantors to transfer funds to the parent company. The following consolidating financial information has been prepared and presented pursuant to Securities Exchange Commission Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

We have three wholly owned domestic guarantor subsidiaries, which were established for various business purposes. Two of these subsidiaries have no assets or operations. The third subsidiary held $7.0 million and $6.7 million of an investment in a non-guarantor subsidiary at December 31, 2003 and 2002, respectively. The net income (loss) from this investment was $339,000 and $(282,000) for the years ended December 31, 2003 and 2002. There were no operations for this third subsidiary in 2001. The guarantor subsidiary’s investment in and results of operations from the non-guarantor subsidiary are shown within the Combined Parent and Guarantor Subsidiaries column.

Consolidating Statement of Operations

Year Ended December 31, 2003

	Combined Parent and Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands )
Revenues
Sales	$270,713	$4,552	$(1,482)	$273,783
Service	39,934	6,375	(3,127)	43,182

Total revenues	310,647	10,927	(4,609)	316,965

Cost of revenues
Sales	134,473	2,949	(1,482)	135,940
Service	34,382	5,799	(2,710)	37,471

Total cost of revenues	168,855	8,748	(4,192)	173,411

Gross profit	141,792	2,179	(417)	143,554
Operating expenses
Sales and marketing	34,249	2,500	(76)	36,673
Product development	42,944	400	(327)	43,017
General and administrative	28,958	—	(14)	28,944
Amortization of in tangibles	9,618	—	—	9,618
Restructurings	1,949	259	—	2,208
In-process research and development	900	—	—	900
Litigation accrual	500	—	—	500

Total operating expenses	119,118	3,159	(417)	121,860

Operating income (loss)	22,674	(980)	—	21,694
Other income (expense)
Equity in affiliates	79	—	—	79
Interest income	479	55	(375)	159
Interest expense	(2,241)	(772)	375	(2,638)
Other income (expense), net	(2,136)	741	—	(1,395)

Total other income (expense)	(3,819)	24	—	(3,795)

Income (loss) before income taxes	18,855	(956)	—	17,899
Income tax provision	(7,356)	(65)	—	(7,421)
Equity in losses of non-guarantor subsidiaries	(1,021)	—	1,021	—

Net income (loss)	$10,478	$(1,021)	$1,021	$10,478

Consolidating Statement of Operations

Year Ended December 31, 2002

	Combined Parent and Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Sales	$234,807	$7,461	$(1,110)	$241,158
Service	40,102	3,582	—	43,684

Total revenues	274,909	11,043	(1,110)	284,842
Cost of revenues
Sales	118,634	4,665	(1,110)	122,189
Service	27,753	2,631	—	30,384

Total cost of revenues	146,387	7,296	(1,110)	152,573

Gross profit	128,522	3,747	—	132,269
Operating expenses
Sales and marketing	26,983	3,620	—	30,603
Product development	36,192	588	—	36,780
General and administrative	26,637	16	—	26,653
Amortization of intangibles	2,356	—	—	2,356
Restructurings	102	3,033	—	3,135
In-process research and development	7,200	—	—	7,200
Litigation accrual	7,400	—	—	7,400

Total operating expenses	106,870	7,257	—	114,127

Operating income (loss)	21,652	(3,510)	—	18,142
Other income (expense)
Equity in affiliates	126	—	—	126
Interest income	1,209	6	(28)	1,187
Interest expense	(1,470)	(619)	28	(2,061)
Other income (expense), net	921	544	—	1,465

Total other income (expense)	786	(69)	—	717

Income (loss) before income taxes	22,438	(3,579)	—	18,859
Income tax (provision) benefit	(11,002)	826	—	(10,176)
Equity in losses of non-guarantor subsidiaries	(2,753)	—	2,753	—

Net income (loss)	$8,683	$(2,753)	$2,753	$8,683

Consolidating Statement of Operations

Year Ended December 31, 2001

	Combined Parent and Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Sales	$172,316	$12,309	$(1,200)	$183,425
Service	38,491	3,639	—	42,130

Total revenues	210,807	15,948	(1,200)	225,555
Cost of revenues
Sales	93,511	8,381	(1,200)	100,692
Service	25,031	1,973	—	27,004

Total cost of revenues	118,542	10,354	(1,200)	127,696

Gross profit	92,265	5,594	—	97,859
Operating expenses
Sales and marketing	20,786	4,166	—	24,952
Product development	29,770	230	—	30,000
General and administrative	16,780	—	—	16,780
Amortization of intangibles	1,486	—	—	1,486
Retructurings	(807)	(412)	—	(1,219)

Total operating expenses	68,015	3,984	—	71,999

Operating income	24,250	1,610	—	25,860
Other income (expense)
Equity in affiliates	(616)	—	—	(616)
Interest income	1,402	94	(86)	1,410
Interest expense	(4,646)	(552)	86	(5,112)
Other income (expense), net	(149)	(27)	—	(176)

Total other income (expense)	(4,009)	(485)	—	(4,494)

Income before income taxes	20,241	1,125	—	21,366
Income tax (provision) benefit	(8,125)	209	—	(7,916)
Equity in earnings of non-guarantor subsidiaries	1,334	—	(1,334)	—

Net income	$13,450	$1,334	$(1,334)	$13,450

Consolidating Balance Sheet

At December 31, 2003

	Combined Parent and Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$5,088	$1,152	$—	$6,240
Accounts receivable, net	65,797	4,985	—	70,782
Intercompany accounts receivable	7,409	15,211	(22,620)	—
Inventories	14,179	1,858	—	16,037
Deferred income taxes, net	11,673	—	—	11,673
Other	4,335	222	—	4,557

Total current assets	108,481	23,428	(22,620)	109,289

Property, plant and equipment, net	32,018	396	—	32,414
Equipment used in outsourcing, net	7,206	3,198	—	10,404
Intangible assets, net	22,979	—	—	22,979
Goodwill	83,431	6,954	—	90,385
Deferred income taxes, net	31,054	1,703	(1,002)	31,755
Investment in non-guarantor subsidiaries	8,504	—	(8,504)	—
Intercompany notes receivable	11,531	—	(11,531)	—
Other	6,238	25	—	6,263

Total assets	$311,442	$35,704	$(43,657)	$303,489

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$38,932	$1,243	$—	$40,175
Intercompany accounts payable and accrued expenses	15,211	7,409	(22,620)	—
Wages and benefits payable	10,270	441	—	10,711
Short-term borrowings	10,000	—	—	10,000
Current portion of debt	37,506	739	—	38,245
Unearned revenue	11,274	730	—	12,004

Total current liabilities	123,193	10,562	(22,620)	111,135

Project financing debt	—	4,024	—	4,024
Intercompany notes payable	—	11,531	(11,531)	—
Deferred income taxes, net	—	1,002	(1,002)	—
Warranty and other obligations	11,086	—	—	11,086

Total liabilities	134,279	27,119	(35,153)	126,245

Shareholders’ equity
Preferred stock	—	—	—	—
Common stock	200,567	10,402	(10,402)	200,567
Accumulated other comprehensive income (loss)	(217)	81	—	(136)
Accumulated deficit	(23,187)	(1,898)	1,898	(23,187)

Total shareholders’ equity	177,163	8,585	(8,504)	177,244

Total liabilities and shareholders‘ equity	$311,442	$35,704	$(43,657)	$303,489

Consolidating Balance Sheet

At December 31, 2002

	Combined Parent and Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$29,095	$3,469	$—	$32,564
Accounts receivable, net	53,693	3,878	—	57,571
Intercompany accounts receivable	4,766	9,318	(14,084)	—
Inventories	13,120	2,540	—	15,660
Deferred income taxes, net	5,927	—	—	5,927
Intercompany other	523	—	(523)	—
Other	2,566	204	—	2,770

Total current assets	109,690	19,409	(14,607)	114,492

Property, plant and equipment, net	29,442	726	—	30,168
Equipment used in outsourcing, net	8,071	3,518	—	11,589
Intangible assets, net	14,288	4,017	—	18,305
Goodwill	38,645	5,542	—	44,187
Deferred income taxes, net	23,359	1,460	(769)	24,050
Investment in non-guarantor subsidiaries	12,142	—	(12,142)	—
Intercompany notes receivable	6,801	—	(6,801)	—
Other	4,416	39	—	4,455

Total assets	$246,854	$34,711	$(34,319)	$247,246

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$22,395	$3,131	$—	$25,526
Intercompany accounts payable and accrued expenses	9,318	4,766	(14,084)	—
Wages and benefits payable	16,437	1,822	—	18,259
Accrued litigation	7,400	—	—	7,400
Current portion of debt	—	691	—	691
Unearned revenue	11,079	501	—	11,580

Total current liabilities	66,629	10,911	(14,084)	63,456

Project financing debt	—	4,762	—	4,762
Intercompany notes payable	—	7,324	(7,324)	—
Deferred income taxes, net	—	769	(769)	—
Warranty and other obligations	17,427	—	—	17,427

Total liabilities	84,056	23,766	(22,177)	85,645

Shareholders’ equity
Preferred stock	—	—	—	—
Common stock	195,546	13,019	(13,019)	195,546
Accumulated other comprehensive income (loss)	917	(1,197)	—	(280)
Accumulated deficit	(33,665)	(877)	877	(33,665)

Total shareholders’ equity	162,798	10,945	(12,142)	161,601

Total liabilities and shareholders’ equity	$246,854	$34,711	$(34,319)	$247,246

Consolidating Statement of Cash Flows

Year Ended December 31, 2003

	Combined Parent and Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Operating activities
Net income (loss)	$10,478	$(1,021)	$1,021	$10,478
Non-cash charges (credits) to income:
Depreciation and amortization	18,481	559	—	19,040
Deferred income tax provision (benefit)	5,325	(10)	—	5,315
Impairment of investments	2,244	—	—	2,244
Stock option & employee stock purchase plan income tax benefits	1,156	—	—	1,156
Acquired in-process research and development	900	—	—	900
Equity in earnings (losses) of non-guarantor subsidiaries	1,021	—	(1,021)	—
Equity in affiliates	(79)	—	—	(79)
Other, net	1,050	—	—	1,050
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(10,685)	(1,107)	—	(11,792)
Inventories	(1,059)	682	—	(377)
Accounts payable and accrued expenses	5,217	(1,896)	—	3,321
Wages and benefits payable	(9,316)	(1,450)	—	(10,766)
Unearned revenue	(2,711)	229	—	(2,482)
Long-term warranty and other obligations	(7,359)	—	—	(7,359)
Intercompany transactions, net	3,172	(3,172)	—	—
Other, net	(375)	(18)	—	(393)

Cash provided (used) by operating activities	17,460	(7,204)	—	10,256

Investing activities
Proceeds from the sale of property, plant and equipment	17	—	—	17
Acquisition/transfer of property, plant and equipment	(9,721)	91	—	(9,630)
Issuance of note receivable	(405)	—	—	(405)
Acquisitions, net of cash and cash equivalents	(71,054)	—	—	(71,054)
Pre-acquisition costs	(3,749)	—	—	(3,749)
Cash transfer to non-guarantor subsidiaries/intercompany notes payable	(7,104)	—	7,104	—
Cash received from non-guarantor subsidiaries	1,517	—	(1,517)	—
Other, net	(257)	(101)	—	(358)

Cash used by investing activities	(90,756)	(10)	5,587	(85,179)

Financing activities
New borrowings	50,000	—	—	50,000
Change in short-term borrowings, net	10,000	—	—	10,000
Payments on debt	(12,494)	(690)	—	(13,184)
Issuance of common stock	3,706	—	—	3,706
Cash transfer to non-guarantor subsidiaries/intercompany notes payable	—	7,104	(7,104)	—
Cash paid to parent	—	(1,517)	1,517	—
Other, net	(1,923)	—	—	(1,923)

Cash provided by financing activities	49,289	4,897	(5,587)	48,599

Decrease in cash and cash equivalents	(24,007)	(2,317)	—	(26,324)
Cash and cash equivalents at beginning of period	29,095	3,469	—	32,564

Cash and cash equivalents at end of period	$5,088	$1,152	$—	$6,240

Non-cash transactions:
Acquisition of RER, contingent purchase price payable	$1,844	$—	$—	$1,844
Settlement of note in partial exchange for common stock	21	—	—	21
Intercompany capital reduction due to transfer of notes receivable	(1,120)	1,120	—	—
Settlement of note in partial exchange for intangible assets	(4,017)	4,017	—	—

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$925	$25	$—	$950
Interest	3,332	390	—	3,722

Consolidating Statement of Cash Flows

Year Ended December 31, 2002

	Combined Parent and Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Operating activities
Net income (loss)	$8,683	$(2,753)	$2,753	$8,683
Non-cash charges (credits) to income:
Depreciation and amortization	9,472	712	—	10,184
Deferred income tax provision (benefit)	5,702	(971)	—	4,731
Stock option & employee stock purchase plan income tax benefits	5,066	—	—	5,066
Acquired in-process research and development	7,200	—	—	7,200
Realization of accumulative currency translation losses due to restructuring	641	—	—	641
Impairment loss	401	—	—	401
Gain on early extinguishment of debt	(200)	—	—	(200)
Gain on sale of building	(841)	—	—	(841)
Equity in earnings (losses) of non-guarantor subsidiaries	2,753	—	(2,753)	—
Equity in affiliates	(127)	—	—	(127)
Other, net	428	—	—	428
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,681	934	—	2,615
Inventories	312	309	—	621
Accounts payable and accrued expenses	3,330	1,119	—	4,449
Wages and benefits payable	3,233	1,264	—	4,497
Unearned revenue	(1,877)	449	—	(1,428)
Long-term warranty and other obligations	2,643	—	—	2,643
Intercompany transactions, net	1,942	(1,942)	—	—
Other, net	(359)	22	—	(337)

Cash provided (used) by operating activities	50,083	(857)	—	49,226

Investing activities
Proceeds from sales and maturities of investment securities	48,979	—	—	48,979
Purchase of short-term investments	(26,922)	—	—	(26,922)
Reclassification of restricted cash	5,100	—	—	5,100
Proceeds from the sale of property, plant and equipment	1,901	—	—	1,901
Acquisition/transfer of property, plant and equipment	(10,297)	(239)	—	(10,536)
Issuance of note receivable	(2,000)	—	—	(2,000)
Acquisitions, net of cash and cash equivalents	(42,917)	—	—	(42,917)
Cash transfer to non-guarantor subsidiaries/intercompany notes payable	(1,885)	—	1,885	—
Other, net	2,040	1,003	—	3,043

Cash provided (used) by investing activities	(26,001)	764	1,885	(23,352)

Financing activities
Change in short-term borrowings, net	(2,527)	—	—	(2,527)
Payments on debt	(636)	(945)	—	(1,581)
Issuance of common stock	7,666	—	—	7,666
Repurchase of common stock	(12,555)	—	—	(12,555)
Payments on mortgage note payable	(4,853)	—	—	(4,853)
Cash transfer to non-guarantor subsidiaries/intercompany notes payable	—	1,885	(1,885)	—
Other, net	(42)	—	—	(42)

Cash provided (used) by financing activities	(12,947)	940	(1,885)	(13,892)

Increase in cash and cash equivalents	11,135	847	—	11,982
Cash and cash equivalents at beginning of period	17,960	2,622	—	20,582

Cash and cash equivalents at end of period	$29,095	$3,469	$—	$32,564

Non-cash transactions:
Acquisition of LineSoft in partial exchange for common stock	$21,801	$—	$—	$21,801
Debt to equity conversion	53,313	—	—	53,313
Conversion of debt issuance costs	347	—	—	347
Acquisition of eMobile, non-cash consideration	2,547	—	—	2,547

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$286	$93	$—	$379
Interest	2,179	440	—	2,619

Consolidating Statement of Cash Flows

Year Ended December 31, 2001

	Combined Parent and Guarantor Subsidiaries	Combined Non-guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands )
Operating activities
Net income	$13,450	$1,334	$(1,334)	$13,450
Non-cash charges (credits) to income:
Depreciation and amortization	9,182	718	—	9,900
Deferred income tax provision (benefit)	3,272	(219)	—	3,053
Stock option & employee stock purchase plan income tax benefits	4,419	—	—	4,419
Equity in earnings (losses ) of non-guarantor subsidiaries	(1,334)	—	1,334	—
Equity in affiliates	616	—	—	616
Other, net	112	—	—	112
Changes in operating assets and liabilities, net of acquisitions :
Accounts receivable	(3,537)	1,051	—	(2,486)
Inventories	200	715	—	915
Accounts payable and accrued expenses	(3,796)	(1,686)	—	(5,482)
Wages and benefits payable	2,398	(31)	—	2,367
Unearned revenue	5,348	(815)	—	4,533
Long-term warranty and other obligations	1,079	—	—	1,079
Intercompany transactions, net	999	(999)	—	—
Other, net	(297)	158	—	(139)

Cash provided by operating activities	32,111	226	—	32,337

Investing activities
Proceeds from sales and maturities of investment securities	8,172	—	—	8,172
Purchase of short-term investments	(30,371)	—	—	(30,371)
Reclassification of restricted cash	(5,100)	—	—	(5,100)
Acquisition/transfer of property, plant and equipment	(7,047)	(595)	—	(7,642)
Cash transfer to non-guarantor subsidiaries /intercompany notes payable	(1,036)	—	1,036	—
Other, net	(3,293)	205	—	(3,088)

Cash used by investing activities	(38,675)	(390)	1,036	(38,029)

Financing activities
Payments on debt	—	(589)	—	(589)
Issuance of common stock	7,817	—	—	7,817
Repurchase of common stock	(1,908)	—	—	(1,908)
Payments on mortgage note payable	(214)	—	—	(214)
Cash transfer to non-guarantor subsidiaries /intercompany notes payable	—	1,036	(1,036)	—
Other, net	(4)	(44)	—	(48)

Cash provided by financing activities	5,691	403	(1,036)	5,058

Increase (decrease) in cash and cash equivalents	(873)	239	—	(634)
Cash and cash equivalents at beginning of period	18,833	2,383	—	21,216

Cash and cash equivalents at end of period	$17,960	$2,622	$—	$20,582

Non-cash transactions:
Debt to equity conversion	$146	$—	$—	$146
Intercompany capital reduction due to debt forgiveness	(7,079)	7,079	—	—

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$175	$9	$—	$184
Interest	3,848	487	—	4,335